Exhibit 99.1
To all Starbucks stakeholders,
In recent weeks, the world has been grappling with an issue of enormous scale and human impact, and our hearts go out to all who have been affected by the outbreak of coronavirus disease (COVID-19). We appreciate the medical personnel, government officials and volunteers who are acting heroically to address this rapidly evolving matter with courage and urgency. It is on this basis that we also want to update our stakeholders regarding how this matter is impacting our business and how we are responding.
Over the past several weeks, we have been navigating the dynamic situation related to the COVID-19 outbreak that was first reported in China. Consistent with the principles we shared on our January 28, 2020 earnings call, we will continue to be thoughtful and responsible in how we prioritize the health and well-being of our partners (employees) and customers, support local health officials as they work to contain the virus, and serve our local communities. This approach is consistent with our Mission, reinforces our Values, and demonstrates who we are and what we stand for as a people-first company. We believe that the impacts to our business are temporary, and we also believe that by taking the long-term view and making a difference for all Starbucks stakeholders—our partners, customers, communities and shareholders—we continue to strengthen the resilience of Starbucks and build an enduring company.
As we continue to navigate this evolving and challenging situation, we believe now is the appropriate time to provide additional context for the impact that COVID-19 is having on our business in China to help our stakeholders better understand that the situation is manageable and that meaningful progress has been made. Although there are near-term financial implications, our long-term, optimistic outlook for the growth potential of Starbucks is undiminished. In fact, recent events strengthen our conviction in the long-term opportunity and reinforce the trust in and resilience of the Starbucks brand. These events also highlight that our partners are the heartbeat of Starbucks.
Although this communication is focused on China—which is showing early signs of recovery—we believe it is important for all stakeholders to know that the positive momentum that we demonstrated in our U.S. retail business over the past several quarters has continued into Q2. To date, there are no perceptible signs of COVID-19 impact on our U.S. business, which accounted for approximately 65% of total consolidated revenues in the first quarter of fiscal 2020. That said, we are prepared to respond to any situation that may unfold in any of our markets around the world, leveraging the considerable operational insights we’ve gained from our experience in China. As always, we are committed to putting the health and well-being of our partners and customers first.
In short, we see encouraging signs of recovery in China, our U.S. business momentum continues, and we are prepared to respond to implications of COVID-19 in every market around the world. Let us now focus on China.

China Store Closures and Re-openings
To protect the health and well-being of our partners and customers—and in support of efforts to control the spread of the outbreak, including working closely with local authorities and landlords of our retail stores—we temporarily closed stores in China beginning in late January and reduced operating hours at stores that remained open. As previously disclosed, more than half of Starbucks stores in China were temporarily closed as of January 28, 2020. These unplanned store closures, combined with planned closures in observance of the Chinese New Year holiday, resulted in peak closures of approximately 80% of Starbucks stores in China in early February. Since that time, we have gradually reopened the vast majority of these stores in a disciplined and thoughtful manner.
Currently, more than 90% of our stores in China are open but operating under elevated safety protocols. These protocols include limited lobby service, minimal café seating and use of the “Contactless Starbucks Experience” leveraging Starbucks mobile ordering capabilities for contactless service through pickup and delivery. Additionally, as a result of varying levels of travel and public health restrictions in many parts of China, as well as low foot and vehicle traffic overall, the majority of Starbucks stores in China that are currently open are operating at reduced hours. A small number of stores are offering delivery services only.
Stores that remain temporarily closed are heavily concentrated in Hubei province, where the outbreak was first reported, as well as locations that we deem as high risk, such as hospitals, universities, cinemas and tourist attractions. At present, barring an unforeseen resurgence of the outbreak, we expect that at the end of Q2 FY20, approximately 95% of our stores in China will be open but will continue to operate with elevated safety protocols and modified schedules.
We have also reopened our China headquarters, regional support centers (excluding the Wuhan support center in Hubei province), Farmer Support Center in Yunnan and Starbucks Reserve Roastery in Shanghai, all of which experienced temporary closures in recent weeks.

Partner and Customer Safety
Guided by the Mission and Values of the Company, we implemented the following measures to protect the safety of our partners and customers in China:
•All partners must undergo daily temperature checks and have been provided with masks that must be worn at all times.
•Every Starbucks store entrance is set up with a “safety station” to check each customer’s temperature and ensure they wear masks before entering.
•The “Contactless Starbucks Experience” has been introduced to avoid direct contact between partners and customers.
•Enhanced café sanitizing protocols have been implemented.
•Café seating is limited to maintain a safe distance between each customer.

China Q2 FY20 Sales Trends
As the impact of COVID-19 on our business in China is expected to be temporary in nature, stores that were in China’s comparable store sales base but were temporarily closed as a result of the outbreak remain in the base and are included in the market’s comparable store sales metrics, including those discussed below.
During the month of February, Starbucks China’s comparable store sales were down 78% versus the prior year, primarily due to temporary store closures, reduced operating hours and severely reduced customer traffic. The sharpest decline in weekly comparable store sales occurred in the second week of February; however, as disclosed on February 27th, we are seeing early signs of a recovery with sequential improvements in weekly sales. In the last fiscal week of February, relative to the prior week, average daily transactions per store improved 6% and total weekly gross sales in China grew 80%, reflecting the reopening of stores. In that last week, Starbucks China’s mobile orders accounted for approximately 80% of sales mix, with 30% Mobile Order & Delivery and 50% Mobile Order & Pay.

Estimated Q2 FY20 Financial Impact
Prior to the COVID-19 outbreak, China comparable store sales growth was expected to be approximately 3% in Q2 FY20, in line with Q1 FY20 results. As a result of the business disruption related to COVID-19 in China, we currently estimate that comparable store sales in China for Q2 FY20 will be down approximately 50% versus the prior year. Therefore, we expect a COVID-19-related headwind of approximately $400 million to $430 million to China’s revenue in Q2 FY20 versus prior expectations. Our current estimates for China’s Q2 FY20 comparable store sales and revenue reflect our current expectation that substantially all stores in the market will be open by the end of the quarter and that traffic will improve modestly for the balance of the quarter relative to February’s swift and severe slowdown.
During this period of extraordinary dislocation, we continued to invest in the health and well-being of our partners in China, even while our stores were closed, recognizing the importance of our partners to the long-term health and growth of our business:
•Salaried partners—including the majority of our store-level partners—were paid as usual.
•Hourly partners were paid for hours that were scheduled prior to store closures even though not worked.
•Hourly partners who needed special financial assistance were provided a partial payment in advance for hours that they would commit to work in the future.
•We provided additional insurance benefits and launched an employee assistance program to provide counseling for partners in China and their family members.
The business disruption related to COVID-19 in China is expected to have an adverse impact to Starbucks GAAP and non-GAAP earnings per share (“EPS”) for Q2 FY20 in the range of $0.15 to $0.18. This estimate reflects the impact of expected lost sales for the period, as well as continued expenses related to partner wages and benefits, store operations and additional costs incurred in response to the COVID-19 outbreak including incremental partner-related benefits, inventory write-offs and store safety-related items.

China New Store Growth
Given the planned Chinese New Year holiday and its subsequent extension, and workforce dislocation due to COVID-19, activities related to Starbucks China’s development of new stores have been temporarily paused. As a result, some store openings planned for fiscal year 2020 will likely be deferred to fiscal year 2021; details will be discussed in conjunction with our earnings report for Q2 FY20 on April 28, 2020.
While the current situation in China continues to be dynamic, we believe that the financial impacts of COVID-19 are temporary, and we remain confident in the strength of the Starbucks brand and the long-term profitability and growth potential of our business in China.

Global and Fiscal Year 2020 Outlook
As the COVID-19 situation continues to evolve globally, Starbucks business operations in Japan, South Korea and Italy have also been impacted by store closures and/or reduced customer traffic. Given the early stage of these developments, we are currently unable to forecast business impacts in markets outside of China with reasonable accuracy. We are also currently unable to estimate business impacts beyond Q2 FY20 with reasonable accuracy. Therefore, our current estimate of the impact of the COVID-19 outbreak on our financial performance is limited to Q2 FY20 and does not include potential business impacts in any Starbucks markets beyond China.
Outside of the markets noted in the preceding paragraph, we continue to experience robust business performance, including in our U.S. retail business, as we continue to execute our “Growth at Scale” agenda with focus and discipline. We look forward to providing an update on our guidance for the second half and full fiscal year of 2020—including business results outside of China—in conjunction with our earnings report for Q2 FY20 on April 28, 2020.
Our belief is that by honoring our Mission and Values, putting our people first, and proactively sharing this information on our business, we reduce uncertainty and set the right expectation for near-term business results in China while also reinforcing the continued strength we are seeing in other parts of our business. This is the resilience of Starbucks.

Kevin Johnson	Patrick Grismer
president and ceo	chief financial officer
Starbucks Coffee Company	Starbucks Coffee Company

Forward-Looking Statements
Certain statements contained herein are “forward-looking” statements within the meaning of the applicable securities laws and regulations. Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “remain,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements include statements relating to: the estimated financial impact of the temporary business disruption in China related to the current outbreak of coronavirus disease (COVID-19) including the outlook, guidance and projections for China sales trends, comparable sales, revenue and earnings per share; the ability to leverage Starbucks mobile ordering capabilities and additional safety protocols; the assumption that the store closures in China are not expected to be permanent and substantially all stores in the market will open by the end of the quarter; the assumption and effects of improvements in traffic in stores; the timing and plans of new store openings in China; the strength and resilience of the Starbucks brand, building an enduring company, our long-term optimism for our profitability and growth potential; the ability to sustain our U.S. business momentum and experience robust business performance in certain markets; the ability to continue to execute our “Growth at Scale” agenda with focus and discipline; the ability to leverage operational insights from our experience in China, the possible impacts and our preparedness to respond to implications of COVID-19 in other markets. These forward-looking statements are based on currently available operating, financial and competitive information and are subject to a number of significant risks and uncertainties. Actual future results and trends may differ materially depending on a variety of factors, including, but not limited to: fluctuations in U.S. and international economies and currencies; our ability to preserve, grow and leverage our brands; the ability of our business partners and third-party providers to fulfill their responsibilities and commitments; potential negative effects of incidents involving food or beverage-borne illnesses, tampering, adulteration, contamination or mislabeling; potential negative effects of material breaches of our information technology systems to the extent we experience a material breach; material failures of our information technology systems; costs associated with, and the successful execution of, the Company’s initiatives and plans, including the integration of the East China business and the successful expansion of our Global Coffee Alliance with Nestlé; our ability to obtain financing on acceptable terms; the acceptance of the Company’s products by our customers and evolving consumer preferences and tastes; changes in the availability and cost of labor; the impact of competition; inherent risks of operating a global business; the prices and availability of coffee, dairy and other raw materials; the effect of legal proceedings; the disruption to our business related to the coronavirus; the effects of changes in tax laws and related guidance and regulations that may be implemented and other risks detailed in the Company filings with the Securities and Exchange Commission, including the “Risk Factors” sections of Starbucks Annual Report on Form 10-K for the fiscal year ended September 29, 2019 and Starbucks Quarterly Report on Form 10-Q for the fiscal quarter ended December 29, 2019. The Company assumes no obligation to update any of these forward-looking statements.

Non-GAAP Financial Measures
Certain non-GAAP measures included in this report were not reconciled to the comparable GAAP financial measures because the GAAP measures are not accessible on a forward-looking basis. The Company is unable to reconcile these forward-looking non-GAAP financial measures to the most directly comparable GAAP measures without unreasonable efforts because the Company is currently unable to predict with a reasonable degree of certainty the type and extent of certain items that would be expected to impact GAAP measures for these periods but would not impact the non-GAAP measures. Such items may include acquisitions, divestitures, restructuring and other items. The unavailable information could have a significant impact on the Company’s GAAP financial results.